EXHIBIT 11.1

1-213-2809

3344 Mentone Ave

Los Angeles CA 90034

CONSENT OF INDEPENDENT

PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated April 24, 2023, except for the forward stock split retrospectively presented in these financial statements and equity financings as described in Note 10 of the financial statements, as to which the date is September 21, 2023, with respect to the balance sheets of Modvans Inc. as of December 31, 2022 and 2021 and the related statements of operations, stockholders’ equity/deficit and cash flows for the years ended December 31, 2022 and 2021 and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart FS

September 21, 2023

Los Angeles, California